News Release Investor Contact: William Tuorto +1 843-900-7693 info@royalenergy.us

ROYAL ENERGY RESOURCES DETAILS RECENT TRANSACTIONS

WITH YORKTOWN PARTNERS REGARDING ARMSTRONG ENERGY

CHARLESTON, SC (October 6, 2016) – Royal Energy Resources, Inc. (OTCBB: ROYE) (“Royal” or the “Company”) announced today that on September 30, 2016 it entered into an equity exchange agreement (the “Exchange Agreement”) with Rhino Resource Partners LP (OTCQB: RHNO) (“Rhino”), a majority owned subsidiary of Royal, Rhino Resource Partners Holdings, LLC (“Rhino Holdings”), an entity wholly-owned by certain investment partnerships managed by Yorktown Partners LLC (“Yorktown”), and Rhino GP LLC, the general partner of Rhino, wholly-owned and controlled by Royal.

Investment partnerships managed by Yorktown own substantially all of the outstanding common stock of Armstrong Energy, Inc. (“Armstrong Energy”), a coal producing company with mines located in the Illinois Basin in western Kentucky. The Exchange Agreement contemplates that prior to closing Yorktown will contribute its shares of common stock of Armstrong Energy to Rhino Holdings. At the closing, Rhino Holdings will contribute those shares to Rhino in exchange for 10 million newly issued common units of Rhino. The Exchange Agreement also contemplates that Rhino GP, currently owned and controlled by Royal, will issue a 50% ownership interest of Rhino GP to Rhino Holdings in connection with the issuance of Rhino units for the common stock of Armstrong Energy. Closing of the Exchange Agreement is conditioned upon (i) the current bondholders of Armstrong Energy agreeing to restructure their bonds and (ii) Rhino refinancing its current revolving credit agreement with funds from an equity investment into Rhino to be arranged by Yorktown’s affiliate, Rhino Holdings. The Exchange Agreement is also subject to other standard closing conditions and required approvals. The parties anticipate the transaction will be consummated on or before December 31, 2016.

Concurrently with the Exchange Agreement, on September 30, 2016, Royal borrowed $2,000,000 from Weston Energy, LLC, a newly formed affiliate of Yorktown, created for the purpose of the above referenced transactions. The loan bears interest at 8% per annum, with all principal and accrued interest due on or before December 31, 2016. The loan is payable, at the option of Royal, either in cash, or in common units of Rhino. In the event the company elects to pay the loan in Rhino Units, the number of Rhino Units that will be conveyed to satisfy the loan will be equal to loan balance divided by 80% of the average of the high and low price of Rhino’s common units for the twenty (20) trading days prior to the date of payment.

Alternatively, Royal may elect to pay the loan by the issuance to Weston of preferred equity units of Rhino. Preferred equity units consist of potential preferred equity units that may be issued to Weston or an affiliate in connection with a possible investment of $28 million or more in Rhino, which would be effectuated in connection with the acquisition of Armstrong Energy, if it occurs. The proceeds of the loan were used to make an installment payment of $2,000,000 due to Rhino on September 30, 2016.

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About Royal Energy Resources, Inc.

Royal Energy Resources, Inc. is a diversified energy company, with investments and holdings in coal, gas and renewable energy assets in North America. Royal is the majority equity owner of Rhino Resource Partners LP, and its general partner, Rhino GP LLC. Additional information regarding Royal is available on its web site – www.royalenergy.us.

About Rhino Resource Partners LP

Rhino Resource Partners LP is a diversified energy limited partnership that is focused on coal and energy related assets and activities, including energy infrastructure investments. Rhino produces metallurgical and steam coal in a variety of basins throughout the United States. Additional information regarding Rhino is available on its web site – www.RhinoLP.com.

About Armstrong Energy, Inc.

Armstrong Energy, Inc., through its 100% wholly owned subsidiary Armstrong Coal, is a leading producer of steam coal in the Illinois Basin. Armstrong controls over 550 million tons of proven and probable coal reserves and operates six mines in Western Kentucky. Armstrong ships coal to utilities via rail, truck and barge and has the capability to provide low cost custom blend coal to fuel virtually any electric power plant in the Midwest and Southeast regions of the nation. Additional information regarding Armstrong is available on its web site – www.armstrongenergyinc.com.

About Yorktown Partners LLC

Yorktown Partners LLC is a private investment manager founded in 1991 that invests exclusively in the energy industry. Yorktown has raised 11 private equity funds totaling over $8 billion. The investors in Yorktown’s funds include university endowments, foundations, families, insurance companies and other institutional investors.

Forward Looking Statements

This press release includes forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to matters such as prospects, anticipated operating and financial performance. Actual prospects and performance may differ from anticipated results due to economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the Company. These and other risks are described in the Company’s reports filed with the United States Securities and Exchange Commission. These forward-looking statements are made only as of the date of this communication and Royal Energy Resources, Inc. undertakes no obligation to update or revise these forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Royal undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, unless required by law.

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